FOR IMMEDIATE RELEASE

CONTACT: Mary Ann Sabo, Jeff Lambert (mail@lambert-edwards.com) Lambert, Edwards & Associates (616) 233-0500

          Recreation USA Announces Management Changes, Sharpened Focus

Ft. Lauderdale, Florida, March 13, 2001 - In an effort to streamline its dealership operations, Holiday RV Superstores, Inc. (Nasdaq: RVEE) today announced a series of management changes designed to strengthen its management team and improve operating efficiencies.

The Ft. Lauderdale, Fla. recreational vehicle and marine retailer, which operates under the tradename Recreation USA, announced that Marcus Lemonis, who served in senior management positions for automotive retail giant Auto Nation USA, will serve as president. Lemonis will be responsible for assimilating Recreation USA's 14 dealerships under a single management umbrella while reducing overhead costs.

The Company also announced that its board of directors has accepted the resignation of Ronald G. Huneycutt as president and chief executive officer. Chairman Michael Riley will also serve as CEO.

"We are pleased to have someone with Marcus' experience with dealership operations join the Recreation USA team," Riley said. "We have charged him with helping to focus our retail stories into tight, lean operations that contribute to the bottom-line profitability of the Company. We want to refine the growth opportunities inherent in our current dealership base by improving store operations, increasing training for managers and associates, expanding service initiatives, and improving customer service."

Recreation  USA more than  doubled in size during  fiscal  2000,  adding  retail locations in Virginia, West Virginia and Florida to strengthen its coast-to-coast presence. The Company, which plans to become a $1 billion retail powerhouse by the end of 2002, continues to look for acquisition candidates that meet its criteria when it comes to location, product line and management.

"When we launched our consolidation strategy for the RV industry, sales were on an upswing - but that changed during 2000 as consumer confidence softened somewhat," Riley said. "By focusing on better assimilating our current dealerships, we will have in place a solid operating plan that will allow us to reap immediate financial benefits when we add a new dealership. We plan to continue making acquisitions during 2001, and feel that the current market will provide more favorable pricing opportunities for Recreation USA."

About Recreation USA:

Recreation USA operates 14 dealerships in California, Florida, Kentucky, New Mexico, South Carolina, Virginia and West Virginia. Recreation USA, the nation's only publicly traded national retailer, sells, services and finances more than 90 RV and 13 boat brands. The Company also markets its offerings through its Internet site at www.RecUSA.com.

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